April 26, 2012

To:

KKR China Healthcare Investment Limited

c/o KKR Asia Limited
Level 56, Cheung Kong Center
2 Queen's Road Central, Hong Kong

Dear Sirs,

Re: Lock-Up Agreement dated April 12, 2012

We refer to the Lock-Up Agreement dated April 12, 2012 (the “Lock-Up Agreement”) among KKR China Healthcare Investment Limited and us. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Lock-Up Agreement.

In view of the requirements of Section 14.8 of the Purchase Agreement and the obligations of the Company thereunder, we agree that the definition of “Expiry Date” set forth in Section 2.5(a) of the Lock-Up Agreement is amended by adding the words “after the issuance of the Notes” after the word “date” in clause (i) thereof and that such amendment shall be with effect from the date on which the Lock-Up Agreement was executed as contemplated by Section 4.1 of the Lock-Up Agreement. By executing the Acknowledgement below, you likewise agree with such amendment and the effectiveness thereof and consent to such amendment for purposes of Section 5.2 of the Purchase Agreement.

The provisions of Sections 5, 6 and 7 of the Lock-Up Agreement are hereby incorporated by reference into this letter and will apply mutatis mutandis to this letter.

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Yours truly,

GOLDEN MEDITECH STEM CELL (BVI) COMPANY LIMITED

By: _/s/ Yuen Kam____________________
Name: Yuen Kam
Title: Director

GOLDEN MEDITECH HOLDINGS LIMITED

By: _/s/ Yuen Kam ________________
Name: Yuen Kam
Title: Chairman and CEO

ACKNOWLEDGED AND AGREED BY:

KKR CHINA HEALTHCARE INVESTMENT LIMITED

By: _/s/ William J. Janetschek_________________
Name: William J. Janetschek
Title: Director